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                                                                     EXHIBIT (J)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post-Effective Amendment No. 52 to the Registration Statement of Eaton Vance Mutual Funds Trust (1933 Act File No. 2-90946) of our reports each dated February 12, 1999 on the financial statements, supplementary data and financial highlights of Tax-Managed Growth Portfolio and Eaton Vance Tax-Managed Growth Fund included in the December 31, 1998 Annual Report to Shareholders of Eaton Vance Tax-Managed Growth Fund.

     We also  consent  to the  reference  to our Firm under the  heading  "Other
Service   Providers"  in  the  Statement  of  Additional   Information   of  the
Registration Statement.


                              /s/  Deloitte & Touche LLP
                              DELOITTE & TOUCHE LLP


June 23, 1999
Boston, Massachusetts